For Period ended 05/31/06                                               Series 1
File Number 811-4019

Sub-Item 77D(b): Policies with respect to security investments
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At its meeting on February 22, 2006, the  Cornerstone  Strategy  Fund's Board of
Trustees revised the Fund's investment target ranges effective March 1, 2006. The target ranges are as follows:

                                            Percentage Target Range
                                                of Net Assets

        Investment Category                    Old              New

      U.S. Stocks                             15-70%           Same
      International Stocks                     5-30%          5-70%
      Bonds and Money Market Instruments       5-50%           Same
      Real Estate Securities                   0-20%           Same
      Precious Metals and Minerals Securities  0-10%           Same